Exhibit 99

Report of Independent Registered Public Accounting Firm

The Board of Directors
PrivateBancorp, Inc.

We have reviewed the accompanying consolidated statement of financial condition of PrivateBancorp, Inc. and subsidiaries (“the Company”) as of June 30, 2009, and the related consolidated statements of income for the three-month and six-month periods ended June 30, 2009 and 2008, and the changes in stockholders’ equity and cash flows for the six-month periods ended June 30, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of PrivateBancorp, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended, not presented herein, and in our report dated March 2, 2009, we expressed an unqualified opinion on those consolidated financial statements. As described in Note 2 to the June 30, 2009 consolidated financial statements, on January 1, 2009, the Company adopted Financial Accounting Standards Board Staff Position APB No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) and Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51 on a retrospective basis resulting in a revision of the December 31, 2008 consolidated statement of financial condition. We have not audited and reported on the revised consolidated statement of financial condition reflecting the adoption of the new standards.

   /s/ Ernst & Young
ERNST & YOUNG LLP

Chicago, Illinois
August 7, 2009